Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in these Registration Statements of Akari Therapeutics, Plc. on Form S-8 (File Nos. 333-230998, 333-198109, 333-207444, 333-272301 and 333-274954) of our report of Peak Bio, Inc., dated August 5, 2024, which includes an explanatory paragraph expressing substantial doubt about the ability of Peak Bio Inc. to continue as a going concern, with respect to our audits of the consolidated financial statements of Peak Bio, Inc. as of December 31, 2023 and 2022 and for the years then ended appearing in Form 8-K of Akari Therapeutics, Plc. dated September 6, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

September 6, 2024